CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Bertolet Capital Trust and to the use of our report dated February 20, 2012 on the financial statements and financial highlights of Pinnacle Value Fund, a series of shares of Bertolet Capital Trust.   Such financial statements, financial highlights and report of independent registered public accounting firm appear in the 2011 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

/s/

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 26, 2012